 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 11, 2025, with respect to the consolidated financial statements of Splash Beverage Group, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

February 13, 2026